Exhibit 10.3
VOTING AND NOTEHOLDER AGREEMENT
      This VOTING AND NOTEHOLDER AGREEMENT (this “Agreement”), dated as of December 1, 2005, is by and among Fluke Electronics Corporation, a Delaware corporation (the “Buyer”), HEA Corporation, a Delaware corporation and a wholly-owned subsidiary of the Buyer (the “Transitory Sub”), and each entity listed in Exhibit I hereto (each, a “Noteholder” and together, the “Noteholders”).
      WHEREAS, the Buyer, the Transitory Sub and Visual Networks, Inc. (the “Company”) propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented pursuant to the terms thereof, the “Merger Agreement”) providing for the merger of the Company with and into Transitory Sub (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;
      WHEREAS, as of the date hereof, each Noteholder is the record owner of (i) the principal amount of the Company’s 5% Senior Secured Convertible Notes due December 31, 2007 (collectively as to such Noteholder, such Noteholder’s “Existing Notes” and, together with any principal amount of the Company’s 5% Senior Secured Convertible Notes due December 31, 2007 acquired by such Noteholder after the date hereof, such Noteholder’s “Notes”) listed next to such Noteholder’s name in Exhibit I and (ii) the number of shares of Company Common Stock listed next to such Noteholder’s name in Exhibit I (collectively as to such Noteholder, such Noteholder’s “Existing Shares” and, together with any shares of Company Common Stock, and/or any other voting securities of the Company acquired by such Noteholder after the date hereof, whether upon the exercise of warrants, options or other rights (including the 2002 Warrants held by such Noteholder), the conversion of any Notes or other convertible or exchangeable securities or by means of purchase, dividend, distribution or otherwise, such Noteholder’s “Shares”);
      WHEREAS, as an inducement and a condition to entering into the Merger Agreement, the Buyer has required that each Noteholder, severally and not jointly, agree, and each Noteholder has agreed, severally and not jointly, to enter into this Agreement;
      WHEREAS, each Noteholder and the Buyer desire to set forth their agreement with respect to the conversion or tender of the Notes in certain circumstances and the voting of the Shares in connection with the Merger and each Noteholder desires to grant to the Transitory Sub a right of first refusal with respect to transfers of its Shares, in each case upon the terms and subject to the conditions set forth herein; and
      WHEREAS, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.
      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

1. Conversion or Tender of Notes at Effective Time.

(a) Each Noteholder hereby agrees, severally and not jointly, that:

(i) if the Notes are, by their terms, convertible into shares of Company Common Stock at or prior to the Effective Time of the Merger, such Noteholder shall convert all of such Noteholder’s Notes into Company Common Stock effective immediately prior to the Effective Time in accordance with the terms of the Notes; and

(ii) if the Notes are not, by their terms, convertible into shares of Company Common Stock at the Effective Time of the Merger, such Noteholder shall tender to the Transitory Sub at the Effective Time such Noteholder’s Notes for an amount in cash equal to the “Repurchase Price” as specified and defined in Section 4(a) of the Notes payable to such Noteholder in immediately available funds as soon as practicable following the Effective Time. The notice provisions of Section 4 of the Notes shall not apply to any such tender for payment.
It is understood and agreed that this Section 1(a) shall not be deemed to constitute a waiver of any event of default under the Notes or to restrict any Noteholder’s ability to take any actions as a result of any such event of default.

(b) Note Transfer Restrictions. Each Noteholder agrees not to sell, transfer, pledge, encumber, assign or otherwise dispose of or hypothecate (including by gift or by contribution or distribution to any trust or similar instrument (collectively, “Transfer”)), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of such Noteholder’s Notes other than pursuant to the terms hereof. Notwithstanding the foregoing, nothing herein shall be construed to prohibit the conversion of the Notes and any shares of Company Common Stock obtained by a Noteholder upon such conversion shall be deemed to constitute such Noteholder’s Shares for purposes of Section 2 of this Agreement, but shall not be deemed to constitute such Noteholder’s Shares for purposes of Section 3 of this Agreement. For avoidance of doubt, a Noteholder shall not be entitled to Transfer pursuant to Section 3 below any shares of Company Common Stock obtained by such Noteholder upon such conversion.

2. Voting of Shares; Proxies; Etc.

(a) Agreement to Vote. Each Noteholder hereby agrees, severally and not jointly, that, from and after the date hereof and until this Agreement shall have been terminated in accordance with Section 8:

(i) At any meeting of the stockholders of the Company called for purposes that include approval of the Merger and adoption of the Merger Agreement, however called, or at any adjournment thereof, or in connection with any written consent of the stockholders of the Company or in any other circumstances in which such Noteholder is entitled to vote, consent or give any other approval with respect to the Merger and adoption of the Merger Agreement, such Noteholder shall vote (or cause to be voted) such Noteholder’s Shares (to the extent such Shares are entitled to be voted by such Noteholder and are not so voted pursuant to the proxy granted in Section 2(b)) in favor of adoption of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement.

(ii) At any meeting of the stockholders of the Company, however called, or at any adjournment thereof, or in connection with any written consent of the stockholders of the Company, or in any other circumstances in which such Noteholder is entitled to vote, consent or give any other approval, such Noteholder shall vote (or cause to be voted) such Noteholder’s Shares (to the extent such Shares are entitled to be voted by such Noteholder) against the following actions:

(1) any proposal for an action by the Company the taking of which requires the prior consent of the Buyer under the Merger Agreement, including the actions set forth in Section 5.1 of the Merger Agreement, for which the Buyer has not provided such consent;

(2) the adoption or approval by the Company of any Acquisition Proposal.

(b) Proxies. As security for the agreements of the Noteholder provided for herein, each Noteholder hereby grants to the Transitory Sub a proxy for the term of this Agreement to vote such Noteholder’s Shares as indicated in Section 2(a) above. Such Noteholder agrees that this proxy shall be irrevocable during the term of this Agreement and coupled with an interest and each of the Noteholder and the Transitory Sub will, at the Buyer’s sole expense, take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy and such Noteholder hereby revokes any proxy previously granted by such Noteholder with respect to such Noteholder’s Shares with respect to any meeting, other than the meeting of stockholders of the Company currently scheduled for December 6, 2005 and any adjournments or postponements thereof.

(c) Transfer Restrictions. Each Noteholder agrees not to (i) Transfer, or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of such Noteholder’s Shares other than pursuant to the terms hereof, (ii) enter into any voting arrangement or understanding with respect to such Noteholder’s

Shares (other than this Agreement), whether by proxy, voting agreement or otherwise, or (iii) take any action that could make any of its representations or warranties contained herein untrue or incorrect in any material respect or would have the effect of preventing or disabling such Noteholder from performing any of its obligations hereunder. For the avoidance of doubt, (i) nothing herein shall be construed to prohibit the exercise by any Noteholder of warrants to acquire any Company Common Stock or the conversion of the Notes and (ii) any shares of Company Common Stock obtained by a Noteholder upon such exercise or conversion shall be included in such Noteholder’s Shares.

(d) Appraisal Rights. Each Noteholder hereby irrevocably waives any and all rights which it may have as to appraisal, dissent or any similar or related matter with respect to the Merger.

(e) No Solicitation. Each Noteholder will not take any action that if taken by the Company would be a breach of Section 6.1(a) of the Merger Agreement (disregarding for this purpose the second sentence of such Section 6.1(a), but subject to the last sentence of this Section 2(e)).

3. Permitted Transfers of Shares; Right of First Refusal.

(a) Each Noteholder agrees that it will not Transfer any of such Noteholder’s Shares unless in each such case the Noteholder shall have first complied with this Section 3.

(b) Each Noteholder shall be permitted to Transfer such Noteholder’s Shares (a “Permitted Transfer”) if (i) such Shares are sold in “brokers’ transactions,” as defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), or directly to a “market maker,” as defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) to the best knowledge of such Noteholder, no purchaser or any related group (within the meaning of Section 13(d)(3) of the Exchange Act) would acquire from the Noteholders more than one percent (1%) of the outstanding Company Common Stock, (iii) the quoted bid price per share at the time the order to sell is given by the Noteholder to such broker is at least equal to the sum of (A) the Merger Consideration (as defined in the Merger Agreement) and (B) $0.25 and (iv) such Noteholder has complied with the provisions of paragraphs 3(c) through 3(f) below.

(c) Any Noteholder (a “Selling Noteholder”) that proposes to effect a Permitted Transfer shall first notify the Transitory Sub by electronic mail and telephone of such proposed Transfer, which notification shall (i) indicate the number of such Noteholder’s Shares proposed to be Transferred (the “Offered Shares”), (ii) the quoted bid price at which such Transfer is proposed to be effected (the “Bid Price”) and (iii) designate a person to contact regarding the proposed Transfer (including his or her electronic mail address and telephone number). Such notice shall be given during “regular trading hours,” as defined in Regulation NMS promulgated under the Exchange Act on a day on which the Nasdaq National Market is open by telephone (which shall be deemed to have been delivered either by reaching in person at least one of the following persons or by leaving a voice mail message at each of the telephone numbers set forth below) and by electronic mail to each of the following persons: (1) Jonathan Schwarz, Danaher Corporation (jonathan.schwarz@danaher.com; tel: (202) 419-7674) and (2) Daniel Raskas, Danaher Corporation (daniel.raskas@danaher.com; tel: (202) 419-7672; alt. tel: (202) 997-5505); with a copy to Thomas S. Ward, Wilmer Cutler Pickering Hale and Dorr LLP (thomas.ward@wilmerhale.com; tel: (617) 526-6374). The date on which such notice is given is hereinafter referred to as the “Offer Date.” The time at which such notice is deemed to be delivered as provided in this Section 3(c) is hereinafter referred to as the “Offer Time.”

(d) In the event that the Transitory Sub wishes to exercise its right of first refusal with respect to all or a portion of the Offered Shares, the Transitory Sub must advise the Selling Noteholder within one (1) hour of the Offer Time that the Transitory Sub is exercising its right of first refusal with respect to all or a portion of the Offered Shares. Such advice shall indicate the portion of the Offered Shares that the Transitory Sub elects to purchase and shall be delivered by telephone or electronic mail to the person designated for receipt thereof in the Selling Noteholder’s notice. In the event that the Transitory Sub timely delivers its advice to the Selling Noteholder as provided herein, the Transitory Sub shall be irrevocably obligated, subject to the accuracy as of the Settlement Date (as defined below) of the Selling Noteholder’s representations and warranties under Section 4 of this Agreement, to purchase the portion of the Offered Securities that the Transitory Sub has advised the Noteholder it elects to purchase at the Bid Price no later than 4:00 p.m., New York time, on the third trading day following the Offer Date (the “Settlement Date”).

(e) In the event that the Transitory Sub does not timely exercise its right of first refusal for all of the Offered Shares as provided in Section 3(d) or exercises its right of first refusal for only a portion of the Offered Shares, the Selling Noteholder shall have the right to enter into an agreement complying with the requirements of Section 3(b) to Transfer all or any part of the Offered Shares as to which the Transitory Sub has not exercised its right of first refusal pursuant to Section 3(d) at any time prior to the end of the second trading day following the Offer Date. The Selling Noteholder shall notify the Transitory Sub of the identity of any purchaser of at least 250,000 shares of Company Common Stock known to the Selling Noteholder. For the avoidance of doubt, the preceding sentence shall not require the Selling Noteholder to identify any broker or market maker used in connection with the Permitted Transfer.

(f) Any Offered Shares not acquired by the Transitory Sub pursuant to this Section 3 and not otherwise Transferred by the Selling Noteholder in accordance with Section 3(e) shall once again become subject to the restrictions on Transfer specified in this Agreement.

4. Representations and Warranties of the Noteholder. Each Noteholder hereby represents and warrants to the Buyer and the Transitory Sub as of the date hereof as to itself as follows:

(a) Organization. Such Noteholder is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) Authorization; Validity of Agreement; Necessary Action. Such Noteholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary action and no other proceedings on the part of such Noteholder are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Noteholder, and constitutes the legal, valid and binding obligation of the Noteholder, enforceable against it in accordance with its terms. Neither the execution, delivery or performance of this Agreement by such Noteholder nor the consummation by it of the transactions contemplated hereby nor compliance by it with any of the provisions hereof will violate or conflict with (A) any provision of the charter, by-laws or other organizational document of such Noteholder, (B) any agreement, arrangement or understanding to which such Noteholder is a party or to which the Notes or the Shares of such Noteholder may be subject or (C) any Governmental Regulation or any order, injunction, writ or decree to which such Noteholder or the Notes or the Shares of such Noteholder may be subject.

(c) Notes and Shares. Such Noteholder’s Existing Notes and Existing Shares are, and the Offered Shares on any Settlement Date will be, owned of record by such Noteholder. Such Noteholder’s Existing Shares constitute all of the voting securities of the Company owned of record by the Noteholder. All of the Noteholder’s Existing Shares are issued and outstanding and such Noteholder does not own, of record or beneficially, any warrants, options or other rights to acquire any other voting securities of the Company other than the 2002 Warrants. Such Noteholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Sections 1, 2 and 3 hereof, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Noteholder’s Existing Shares, Shares, Existing Notes or Notes, as the case may be, and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Sections 1, 2 and 3 hereof, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement on the Closing Date and, with respect to the Offered Shares, on the Settlement Date, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. Such Noteholder has good and valid title to its Existing Shares and its Existing Notes, at all times during the term hereof and on the Settlement Date or the Closing Date will have good and valid title to its Shares and at all times during the term hereof and on the Closing Date will have good and valid title to its Notes, free and clear of all liens, claims, security interests or other charges or encumbrances, subject to (x) applicable securities laws, (y) the Purchase Agreement, dated as of August 5, 2005, by and among the Company and the Noteholders (the “Note Purchase Agreement”) and (z) the Registration Rights Agreement, dated as of August 5, 2005, by and among the Company and the Noteholders, and, upon delivery of such Noteholder’s Shares or Notes, as the case may be, to Transitory Sub against delivery of the consideration therefor pursuant to this Agreement, good and valid title thereto, free and clear of all liens, claims, security interests or other charges or encumbrances (other than any arising as a result of actions taken or omitted by the Buyer or the Transitory Sub or any arising under applicable securities laws or this Agreement), will pass to the Transitory Sub.

(d) No Broker’s Fees. Except for the payment of fees by the Noteholders to brokers or market makers in connection with Permitted Transfers pursuant to Section 3 hereof, no broker, finder, investment banker or other Person is entitled to any broker’s, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Noteholder.

5. Representations and Warranties of Buyer and Transitory Sub. The Buyer and the Transitory Sub, jointly and severally, hereby represent and warrant to the Noteholder as of the date hereof as follows:

(a) Organization. Each of the Buyer and the Transitory Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(b) Corporate Authorization; Validity of Agreement; Necessary Action. Each of the Buyer and the Transitory Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of the Buyer and the Transitory Sub of this Agreement and the consummation by them of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Buyer or the Transitory Sub are necessary to authorize the execution and delivery by them of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Sub, and constitutes the legal, valid and binding obligation of the Buyer and Transitory Sub, enforceable against each of them in accordance with its terms. Neither the execution, delivery or performance of this Agreement by the Buyer or the Transitory Sub nor the consummation by them of the transactions contemplated hereby nor compliance by them with any of the provisions hereof will violate or conflict with (A) any provision of the charter, by-laws or other organizational document of the Buyer or the Transitory Sub, (B) any agreement, arrangement or understanding to which the Buyer or the Transitory Sub is a party or (C) any Governmental Regulation or any order, injunction, writ or decree to which the Buyer or the Transitory Sub may be subject.

(c) Financial Resources. No later than the applicable Settlement Date, the Transitory Sub will have, and the Buyer shall cause the Transitory Sub to have, sufficient cash resources in immediately available funds to consummate any sale of Offered Shares pursuant to Section 3 hereof.

6. Further Agreements of the Noteholders.

(a) Each Noteholder hereby authorizes and requests that a stop transfer order be entered with the Company with respect to all of such Noteholder’s Notes. Such Noteholder agrees with, and covenants to, the Buyer that the Noteholder shall not request that the Company register the transfer (book-entry or otherwise) of any Note or Notes, unless such transfer is made in compliance with this Agreement.

(b) Each Noteholder hereby authorizes and requests the Company’s counsel to notify the Company’s transfer agent that that there is a stop transfer order with respect to any shares of Company Common Stock obtained by a Noteholder upon any conversion of the Notes (the “Conversion Shares”). Such Noteholder agrees with, and covenants to, the Buyer that the Noteholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Noteholder’s Conversion Shares.

(c) Each Noteholder and the Company hereby agree that, if the Merger is consummated, effective as of the Effective Time the Note Purchase Agreement shall terminate, become null and void and have no further effect.

7. Further Assurances. From time to time prior to the Closing, at any other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be reasonably necessary to consummate and make effective the transactions contemplated by this Agreement.

8. Termination. This Agreement shall terminate and shall become null and void and have no further effect upon the earliest to occur of (a) the Effective Time; provided, however, that the obligations of the parties hereunder with respect to all transactions contemplated hereby to take place after the Effective Time shall continue in full force and effect until the completion of such transactions, (b) the termination of the Merger Agreement in accordance with its terms or (c) the failure of the Transitory Sub to make payment on any Settlement Date for Offered Shares it has elected to purchase pursuant to Section 3 of this Agreement; provided that such failure remains uncured for a period of two business days from the date that the Noteholder notifies the Transitory Sub of such failure. Nothing in this Section 8 shall relieve any party of liability for any breach occurring prior to the termination of this Agreement.

9. Costs and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

10. Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects only by written agreement of the parties hereto.

11. Notices. All notices and other communications hereunder (except as otherwise provided in Sections 3(c) and 3(d) hereof, which shall be delivered and confirmed in accordance with the terms thereof) shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as it may specify by like notice):

(i)	If to the Buyer or the Transitory Sub, to:

Fluke Electronics Corporation
c/o Danaher Corporation
2099 Pennsylvania Avenue, 12th Floor
Washington DC 20006-1813
Attention: Jonathan Schwarz
(202) 828-0860 (fax)

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP
2445 M Street, NW
Washington, DC 210037
Attn: Mark A. Dewire, Esq.
Thomas S. Ward, Esq.
Telephone: (202) 663-6000
Facsimile: (202) 633-6363

(ii)	if to a Noteholder, to:

Special Situations Fund
153 East 53rd Street, 55th Floor
New York, New York 10022
Attn: Austin W. Marxe and David M. Greenhouse
Telephone: (212) 207-6500
Facsimile: (212) 207-6515

with a copy to:

Lowenstein Sandler PC
65 Livingston Avenue
Roseland, NJ 07068
Attn: John D. Hogoboom
Telephone: (973) 597-2382
Facsimile: (973) 597-2383

12. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to December 1, 2005.

13. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

14. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

15. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

16. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware and the United States District Court for the District of Delaware for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

17. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that (1) the Buyer and the Transitory Sub may assign, in the Buyer’s sole discretion, any or all of their respective rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of the Buyer and (2) the Noteholders may assign, in their sole discretion, any or all of their respective rights, interest and obligations hereunder to any member of the related group (within the meaning of Section 13(d)(3) of the Exchange Act) controlled by Austin W. Marxe and David M. Greenhouse; provided, however, that no such assignment shall relieve a party from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors (including the Company as successor to the Transitory Sub pursuant to the Merger), heirs, agents, representatives, trust beneficiaries, attorneys, affiliates and associates and all of their respective predecessors, successors, permitted assigns, heirs, executors and administrators.

18. Specific Performance. The parties acknowledge and agree that each of the other parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

[Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the Buyer, the Transitory Sub and each Noteholder have caused this Agreement to be signed by their respective officers or other authorized person thereunto duly authorized as of the date first written above.

SPECIAL SITUATIONS FUND III, L.P.

By:	/s/ Austin W. Marxe

Name: Austin W. Marxe

Title:	General Partner

SPECIAL SITUATIONS CAYMAN FUND, L.P.

By:	/s/ Austin W. Marxe

Name: Austin W. Marxe

Title:	General Partner

SPECIAL SITUATIONS PRIVATE EQUITY FUND, L.P.

By:	/s/ Austin W. Marxe

Name: Austin W. Marxe

Title:	General Partner

SPECIAL SITUATIONS TECHNOLOGY FUND, L.P.

By:	/s/ Austin W. Marxe

Name: Austin W. Marxe

Title:	General Partner

SPECIAL SITUATIONS TECHNOLOGY FUND II, L.P.

By:	/s/ Austin W. Marxe

Name: Austin W. Marxe

Title:	General Partner
[Signature Page to Voting and Noteholder Agreement]

FLUKE ELECTRONICS CORPORATION

By:	/s/ Daniel L. Comas

Name: Daniel L. Comas

Title:	Vice President

HEA CORPORATION

By:	/s/ Daniel L. Comas

Name: Daniel L. Comas

Title:	Vice President
Accepted and Agreed only
with respect to Section 6 hereof:
VISUAL NETWORKS, INC.

By:	/s/ Lawrence S. Barker

Name:   Lawrence S. Barker

Title:	President and Chief Executive Officer and Chairman of the Board of Directors
[Signature Page to Voting and Noteholder Agreement]

Exhibit I

		Shares of Company
Noteholder	Notes	Common Stock

Special Situations Fund III, L.P.	$4,195,151	1,926,881
Special Situations Cayman Fund, L.P.	$1,277,401	586,725
Special Situations Private Equity Fund, L.P.	$3,685,340	980,786
Special Situations Technology Fund, L.P.	$130,291	26,019
Special Situations Technology Fund II, L.P.	$711,818	154,081
Total:	$10,000,001	3,674,492